EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Quepasa Corporation and Subsidiaries

We consent to the incorporation by reference in Registration Statements Nos. 333-140331, 333-128078, 333-116678 on Form SB-2, No. 333-40574 on Form S-3, and Nos. 333-93637, 333-88271, and 333-118645 on Form S-8 of Quepasa Corporation and Subsidiaries of our report dated March 22, 2006, relating to the consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the year ended December 31, 2005, appearing in the Annual Report on Form 10-KSB of Quepasa Corporation and Subsidiaries for the year ended December 31, 2006.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

October 29, 2007